UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORBRIDGE GROUP, INC.

(Name of small business issuer in its charter)

Texas	1731 & 4899	90-0337236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

11811 North Freeway, Suite 500

Houston, TX 77060-3287

832-225-1375

 (Address and telephone number of principal executive offices)

Charles R. Shirley

11811 North Freeway, Suite 500

Houston, TX 77060-3287

832-225-1375

 (Name, address and telephone number of agent for service)

Copy to:

Matthew C. McMurdo, Esq.

Nannarone & McMurdo, LLP

501 Madison Avenue, Suite 501

New York, NY 10022-5625

Telephone: (646) 300-6167

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer	[___]	Accelerated filer	[___]
Non-accelerated filer (Do not check if a smaller reporting company)	[___]	Smaller reporting company	[_X_]

Calculation of registration fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.0001 par value per share	10,000,000	$0.15	$1,500, 000	$83.70

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933. The Proposed Maximum Offering Price was used for calculating the registration fee.

The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Prospectus                                 Subject to completion November 2, 2009

10,000,000 Shares

CORBRIDGE GROUP, INC.

Shares of Class “A” Common Stock

Corbridge Group, Inc. (“Corbridge”) is offering a maximum of 10,000,000 shares of our Class “A” common stock at $0.15 per share, in a best effort, direct public offering (the “Offering”). The Offering will terminate within 90 days from the date of this prospectus. At our sole discretion, we may extend the Offering for up to an additional 90 days. There are no minimum purchase requirements for each investor.

Corbridge intends to establish a public market for the shares being offered herein by listing on the OTC Bulletin Board. Once Corbridge is able to meet the requirements for listing on the American Stock Exchange, it fully intends to become listed on such exchange.  However, there is no guaranty or certainty that Corbridge will ever meet such requirements.

The shares being offered are highly speculative and they involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 4.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Company(2)
Per Share	$0.15	$0.00	$0.15
10,000,000 Shares

Total – Maximum	$1,500,000	$0.00	$1,500,000

(1) Our shares in the Offering will be sold through the efforts of our officers and directors for no compensation. There are no underwriting commissions involved in the Offering; however, we may pay selling commissions of up to 10% to any broker, dealer, finder or agent who assists us in the Offering.

(2) The proceeds to us are shown before deduction for legal, accounting, printing and other expenses estimated at 1% of the Offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 2, 2009

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5

RISK FACTORS	7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	11

DETERMINATION OF OFFERING PRICE	12

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES	13

PLAN OF DISTRIBUTION	14

BUSINESS	15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	20

DESCRIPTION OF PROPERTY	23

LEGAL PROCEEDINGS	23

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	23

EXECUTIVE COMPENSATION	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26

DESCRIPTION OF SECURITIES	26

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	27

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	28

LEGAL MATTERS	29

EXPERTS	29

WHERE YOU CAN FIND MORE INFORMATION	29

FINANCIAL STATEMENTS	30

PROSPECTUS SUMMARY

The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should carefully read all information in the prospectus, including the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Corbridge Group, Inc.

Corbridge Group, Inc. was incorporated in Texas on March 11, 2005.  Corbridge was originally established as Mesa Resort Development Corporation (“Mesa”).  On April 3, 2007, Mesa changed its name to Travana Networks Inc. We then changed our name to Corbridge Group, Inc. on May 6, 2009.

Our principal executive offices are located at 11811 North Freeway, Houston, Texas 77060-3287, our telephone number is (832) 225-1372, and our fax number is (832) 201-0892.

Business

Corbridge Group, Inc., through its wholly-owned subsidiaries, EIT Telecom, Inc. (“EIT”), Pedernales River Capital Holdings, Inc. (“Pedernales”) and Corbridge Communications, Inc. (collectively referred to herein as “Corbridge”, “Company”, “we”, “us”, or “our”), is a communications company providing telecommunications services to regulated and unregulated telephone and cable companies, managed IP network solutions to the small and medium sized businesses market (the “SBM”), as well as wireless telephone service to rural Alaskan citizens. Network solutions and services include voice over internet protocol (“VOIP”), web hosting, data storage, co-location and security services to protect mission critical applications and data for enterprises and governments throughout North America. Through our acquisition of EIT, a Delaware corporation formerly located in Sanford, Florida, Corbridge offers a unique blend of cost effective communications/IT products, services and solutions deliverable anywhere in North America.  EIT has been in business and generating revenues since 1994.

EIT is engaged in providing engineering, furnishing, and installation services to major telecommunications equipment manufacturing companies and service providers.  EIT has a business relationship with Nokia Siemens Networks, B.V. (“NSN”), one of the largest telecommunications equipment manufacturers in the world. NSN is a 50/50 joint venture between Nokia Corporation and Siemens AG. EIT installs NSN’s electronic world switch digital, a medium to high capacity telephone switch.  NSN’s customer base for these products include, Verizon, BellSouth, AT&T, Sprint and the majority of the other independent operating companies (“IOCs”) and local exchange carriers (“LECs”).  EIT is also an approved installation vendor of Verizon, Sprint, Frontier Communications Corp., FairPoint Communications, Inc., and CenturyTel, Inc.  Furthermore, EIT sells and installs next generation 48 volt power plants to its client base as well as other telephone switching equipment boxes from other suppliers.

The Offering

Common Stock Offered:	700,10,000,000 Shares (maximum offering)

Common Stock Outstanding
Prior to the Offering:	136,659,987 Shares

Common Stock Outstanding After the Offering:	146,659,987 Shares

Term of the Offering:	90 days from the date of this prospectus, unless extended for up to an additional 90 days at our sole discretion.

PublPublic Trading Market for Securities Offered:	OTC Bulletin Board.

Use Use of Proceeds:	We will use the net proceeds, after expenses, estimated at between $1,470,000 and $1,485,000, to fund the parent’s and its subsidiaries’ future corporate acquisitions, capital equipment expenditures and general working capital requirements.

Ris Risk Factors:	An investment in the Shares involves substantial risks. You should not consider purchase of the Shares unless you can afford to lose your entire investment. See “Risk Factors.”

Financial Summary

This financial summary does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

We derived the summary financial information from our financial statements appearing in the section in this prospectus entitled "Financial Statements." You should read this summary financial information in conjunction with the section entitled "Management's Discussion and Analysis," our financial statements and related notes to the financial statements.

Statement of Operations Information:

	Year ended June 30,
	2005	2006	2007	2008
Revenues	$0.00	$3,361,099	$2,350,264	$3,574,290
Expenses	0.00	3,426,852	4,285,051	5,841,802
Profit (Loss) before income taxes	0.00	(65,753)	(1,934,787)	(2,267,511)
Income Taxes	0.00	(215)	0.00	0.00
Net Profit (loss)	$0.00	$(65,698)	$(1,934,787)	$(2,267,511)

Balance Sheet Information:

December 31, 2008

Total Assets	$1,022,914
Total Liabilities	$1,712,181
Working Capital	$(689,267)
Common stock and paid in capital	$3,249,288
Total stockholders' equity	$689,267

RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks include those set forth below and elsewhere in this prospectus. You should not invest in the common stock unless you can afford to lose your entire investment. Readers are encouraged to review these risks carefully before making any investment decision.

Risks Relating To Corbridge

Concentration of ownership may allow several shareholders to control Corbridge’s business

Prior to this Offering, Corbridge sold an approximate thirty percent (30%) interest to Richard T. Bennett Co., Inc., a United Kingdom-based venture capital fund.  In addition to Richard T. Bennett’s interest in the Company, the Chief Executive Officer of Corbridge (individually and through certain affiliated entities) currently owns approximately twenty percent (19.94%) of the outstanding stock of Corbridge. As a result, these two shareholders will be able to exercise control over virtually all matters requiring shareholder approval, including the election of directors and approval of significant corporation transactions even after this Offering. Thus, the present management will be able to maintain their positions as directors and effectively operate Corbridge’s business, regardless of other investors’ preferences.

One or more of our directors may have only limited experience in the management of telecommunication companies such as Corbridge.

Most of our officers and directors have experience investing in and managing operating companies in the telecommunications industry.  Moreover, many of our fourteen (14) employees have twenty or more years experience selling and installing telephone repeater systems, telephone switches, and other types of high level telephone equipment for large telephone companies and small, rural telephone companies.  However, level telephone equipment for large telephone companies and small, rural telephone companies.  However, there may be several officers and directors hired or elected by the Company that may have only limited experience in establishing and growing a telecommunications company such as Corbridge. As a result, we may be relying heavily on the experience and business acumen of the experienced officers, directors and employees to establish an effective business strategy for our future operations.

There may be an absence of a trading market, which would eliminate or adversely impact your ability to sell your shares.

There currently is no trading market for our stock.  While we intend to apply for listing on the Over-the-Counter Bulletin Board (“OTCBB”) following completion of this Offering, we cannot assure you that a public market will ever develop. You will likely not be able to sell your securities if a regular trading market for our securities does not develop and we cannot predict the extent, if any, to which investor interest will lead to the development of a viable trading market in our shares. We expect the initial market for our stock to be limited, if a market develops at all. Even if a limited trading market does develop, there is a risk that the absence of potential buyers will prevent you from selling your shares if you determine to reduce or eliminate your investment in Corbridge. Additionally, the offering price of $0.15 per share may not reflect the current value of our shares after the Offering. This lack of a trading market and a lack of an adequate number of potential buyers may result in the inability to sell your shares when desired or result in your receiving a lower price for your shares upon their sale than you paid in this Offering.

The telecommunications business can be speculative and there is a consequent risk of loss of your investment.

The success of Corbridge’s plan of operation will depend to a great extent on its operations, financial condition and management of its wholly-owned subsidiaries. The telecommunications industry can be a very speculative one with changing trends, new and developing technologies, and other factors determining the success or failure of various types of telecommunications technology. Consequently, there is no assurance that the interest in Corbridge’s product and service lines will find a significant client base.

There will be additional dilution as additional shares are issued which may decrease the market price of our common stock.

Additional offerings will likely have to be made in the future to raise capital to meet operating cash flow needs. Such offerings may include the issuance of additional common stock or warrants or options for issuance of additional common stock, further diluting the number of shares of common stock outstanding from time to time. An increase in the number of our shares from these events or others may result in a decrease of the future potential market price for our common stock and will dilute the ownership interest of current shareholders.

4

Shares eligible for future sale under Rule 144 may adversely affect the market for our securities.

As of September 18, 2009, our stockholders held 136,659,987 shares of our Class “A” common stock. From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. Although current stockholders have no current intention or ability to sell their shares, any substantial sales by holders of our common stock in the future pursuant to Rule 144 may have a material adverse affect on the market price of our securities.

=

We will incur increased costs and may have difficulty attracting and retaining qualified directors and executive officers as a result of being a public company.

As a public company, we will incur significant legal, accounting, reporting and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 as well as new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage. As a result, we may experience difficulty attracting and retaining qualified individuals to serve on our Board of Directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or when such costs may be incurred.

Risk Factors Affecting Business Operations

We will lack business diversification, as we will only be operating one business in one industry the telecommunications industry, which makes us subject to all the risks and uncertainties of that industry.

Our operating business focuses solely on the telecommunications industry. Accordingly, the prospects for our success will be entirely dependent upon the future performance of a business operation in a single industry. Unlike other entities with resources to consummate several business combinations or entities operating in multiple industries, we do not expect to have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. Consequently, our business will be subject to the variable and speculative nature of the telecommunications business.

We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in delivering and installing products which could reduce our revenues.

We rely upon third-party suppliers for the equipment sold to our client base.  Most telecommunications equipment purchased from suppliers are available from multiple sources.  We have not experienced significant supply shortages in the past.  However, the lack of availability of certain products could result in installation and delivery delays, which could reduce revenues from product sales.

If we do not properly respond to changes and technological developments in telecommunication’s products and services or in the markets we plan to serve, our revenues may be reduced or eliminated.

The telecommunications industry is subject to change in preferences and the emergence of new technologies. We may not have the resources to acquire or gain access to new technologies or to introduce new services that could compete with these new technologies. Our inability to properly respond to changes in technology, services and standards, which characterize our industry, would adversely affect our business operations and revenue generation.

We will require substantial investment to grow our operations and if we fail to raise sufficient capital to support and fund our expanding operations, our business plan may not be fully realized.

We will require additional capital in order to acquire additional companies, purchase capital equipment and for general working capital needs of Corbridge.  We may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of the operation of our business. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank financing or other arrangements. We cannot assure you that such additional capital wil will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank financing or other arrangements. We cannot assure you that such additional capital will be available on terms acceptable to us, if at all. Debt financing, if available, may involve restrictive covenants and increased interest costs. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our operations.  This could have a material and adverse effect on our business.

Competition in the telecommunications industry may adversely affect the business operations of, and your investment in, Corbridge.

There are numerous competitors in the telecommunications industry in which Corbridge is currently involved or in which it intends to enter, many of which have developed product lines, strong marketing systems and established customer followings. In almost all cases, Corbridge’s competitors have far greater financial and other resources. Corbridge also expects competition to increase in the future due to evolving technologies which are reducing the barriers to entry into the telecommunication industry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm Corbridge’s net revenue and results of operations. Further, Corbridge may face a significant competitive challenge from alliances entered into between and among its competitors, as well as from larger competitors created through industry consolidation.

Efforts to protect intellectual property or the alleged misuse of the intellectual property of others may cause Corbridge to become involved in costly and lengthy litigation which could divert needed resources away from its operations.

Corbridge currently does not have any intellectual property protections relating to its products and services.       The process of seeking intellectual property protection can be time consuming and expensive and no assurances can be given that such intellectual property protections in the future will actually be issued.  If Corbridge fails to protect its intellectual property from infringement, other companies may offer competitive products or services. Protection of our intellectual property, if such should become necessary, could result in costly and lengthy litigation, diverting resources which would otherwise be dedicated to operating the business.

Corbridge’s particular business reliance for operations may adversely affect our prospects and results of operations.

The Company’s current business model relies heavily upon the sale, installation and servicing of Nokia Siemens Networks, B.V. telephone equipment.  In the future, other telephone equipment manufacturers’ products may become better suited for client applications.  As such, Corbridge could lose all or part of its revenue.  In addition, Corbridge relies heavily upon its telephone customers.  Given consumer and corporate sentiment, the Nokia Siemens systems may lose favor in the marketplace, thereby leading to a decrease in Corbridge’s sales and revenue.

Risks Related to this Offering

The offering price has been arbitrarily determined and you run the risk of paying an amount in excess of what you may ultimately receive upon sale of our securities.

The initial offering price of fifteen cents ($0.15) per share was arbitrarily determined by us, and had no relationship whatsoever to our current assets, earnings, book value or any other objective standard of value at the time of this Offering nor did any trading market exist which would reflect what buyers and sellers deem the share value to be. You are therefore bearing the risk that you have paid more for our shares than our shares are actually or objectively worth or will be valued by the public markets in any future trading. This couldare actually or objectively worth or will be valued by the public markets in any future trading. This could result in an insufficient return, or even a loss, on your investment, even if we successfully establish and grow our business.

Because this is a best efforts, self-underwritten offering, we may raise less proceeds than the $1,500,000 maximum offering amount, which may limit our ability to implement our business plan.

No commitment exists by any broker-dealers and/or agents to purchase all or any part of the shares being offered hereby. We will sell the shares on a "best efforts" basis. The funds available to us from the proceeds of the Offering will be reduced to the extent that less than all the shares offered hereby are sold. Sale of less than the maximum number of shares may curtail implementation of our business plan.

Our shares will be deemed to be "penny stocks" as defined in the Securities Exchange Act of 1934 and, as a result, will be subject to various eligibility and disclosure requirements on broker-dealers engaged in the resale of these shares.

The shares offered in this prospectus will be "penny stocks" as that term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act"), to mean, among other definitions, equity securities with a price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or an accredited investor must make a special suitability determination regarding the purchaser and provide special disclosure documents to the purchaser. The imposition of these suitability standards and special disclosures could reduce an investor's ability to resale the shares at a time or price desired. See the section "Market for Common Equity and Related Stockholder Matters."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a highly regulated, very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or will occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will use our best efforts to raise a maximum of $1,500,000 in this Offering. For illustrative purposes only, the table below summarizes how we will utilize the proceeds of this Offering in the event that

2,000,000, 5,000,000 and 10,000,000 shares are sold. The actual amount of proceeds realized may differ from the amounts summarized below.

Purpose [1]	2,000,000 Share Offering Amount	Percent	5,000,000 Share Offering Amount	Percent	10,000,000 Share Offering Amount	Percent
Acquisition of Corporate Entities	$200,000	67%	$502,500	67%	$1,005,000	67%
Capital Equipment Purchases [2]	$25,000	8.3%	$62,250	8.3%	$124,500	8.3%
Working Capital and Operating Expenditures[3]	$69,000	23%	$172,500	23%	$345,000	23%
Offering Expenses[4]	$6000	2%	$15,000	2%	$30,000	2%
TOTAL	$300,000	100%	$750,000	100%	$1,500,000	100%

We intend to use the net proceeds for general corporate purposes, which may include potential strategic acquisitions and/or investments or repayment of all or a portion of our existing bank debt, and for working capital. We have not entered into any binding commitments or agreements with respect to any potential strategic acquisition or investment.

Until these proceeds are utilized, they will be temporarily invested in short-term, highly liquid investments with appropriate safety of principal. Any income derived from these short term investments will be used for working capital.

DETERMINATION OF OFFERING PRICE

The Company is in an industry where public companies trade at anywhere from three (3) to ten (10) times gross revenue—which means that Corbridge could trade on the public markets with a market capitalization of anywhere from $10.8 million to $36 million, depending upon the public perception.  The Company has chosen a conservative figure on which to calculate the Company’s future market capitalization of 5.33 times gross revenue.  The Company booked $3.5 million in gross revenue in fiscal year 2008.  Our estimates do not take into consideration other potential telecom-related acquisitions and new previously untapped business from current telephone equipment customers.  Therefore, using this basic valuation times gross revenue.  The Company booked $3.5 million in gross revenue in fiscal year 2008.  Our estimates do not take into consideration other potential telecom-related acquisitions and new previously untapped business from current telephone equipment customers.  Therefore, using this basic valuation process the Company believes that a realistic market capitalization, at this time, is $20.5 million.  We have approximately one hundred thirty six (136) million shares of common stock issued and outstanding.  Based upon these numbers we believe that fifteen cents (15¢) per share is a reasonable, market-based valuation for the Company’s common stock.  However, the Company has not performed a thorough analysis of its

[1] The amounts set forth above are estimates by management for the allocations of the net proceeds of this Offering based upon the current state of our business operations, its plans and current economic and industry conditions. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses.

[2] This includes wireless telephone equipment, radio and telecommunications tower equipment, and landline-based telecommunications equipment.

[3] Working capital is the cost related to operating our office and accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

[4] Offering expenses include legal, accounting, printing, filing, registration, qualification, and other expenses of Corbridge and the offering of the shares including marketing and sales costs, but exclude selling commissions. We will pay no commissions or other compensation to our officers and directors who will be effectuating the Offering. However, we may pay expenses commissions of up to ten percent (10%) of all proceeds raised by any broker, dealer, finder or agent who may assist in finding purchasers in this Offering. To the extent offering expenses are less, the excess funds will be added to Working Capital and Operating Expenses.

valuation that is backed by any third party analysis or verification as to the true market value of the Company.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

We are offering our common stock at a price per share that is significantly more than the price per share paid by our officers, directors, promoters and current stockholders for our common stock. We are offering for sale up to 10,000,000 shares of common stock. If you purchase shares in this Offering you will experience immediate and, possibly, substantial dilution.

Dilution represents the difference between the price per share paid by purchasers in this Offering and the net tangible book value per share. Net tangible book value per share represents our net tangible assets (our total tangible assets less our total liabilities), divided by the number of shares of common stock outstanding at the time of the Offering. As of September 18, 2009 we had 136,884,987 shares of common stock outstanding.  Our net tangible book value as of December 31, 2008 was $622,074. Based upon those figures, our net tangible book value per share was $0.0045. Assuming an approximate net tangible value of $622,074, on September 18, 2009 and after giving effect to the sale of all 10,000,000 shares being offered in this Offering at $0.15 per share and the payment of expenses up to 2% of the proceeds related to the Offering, and our net tangible book value per share would be $ 0.0042 which represents an immediate dilution to the purchasers of shares after this Offering of $ 0.0003 per share (or 6.6%).

The following table illustrates the pro forma per share dilution described above assuming 2,000,000, 5,000,000 or 10,000,000 shares are sold:

	2,000,000	5,000,000	10,000,000
	Shares Sold	Shares Sold	Shares Sold

Offering Price per share	$0.15	$0.15	$0.15

Net tangible book value per share before the Offering	$0.0045	$0.0045	$0.0045

Increase per share attributable to purchase of stock by investors	0.00%	2.22%	6.6%

Pro forma net tangible book value per share after the Offering	$0.0045	$0.0044	$0.0042

Dilution per share to new investors	$0.00	$0.0001	$0.0003

PLAN OF DISTRIBUTION

The Company intends to list the shares on the OTCBB, and to establish a listing on the American Stock Exchange once the requirements for such a listing have been met by the Company.  However, the shares being offered in this prospectus are not currently listed on any stock exchange nor traded in any public market. If no trading market develops for our common stock, it will be difficult to sell your shares or, if sold, it may be difficult to resell the shares for a price at or above the current offering price. Even if a trading market is established, there is no assurance that such trading market can be sustained.

We are offering up to a total of 10,000,000 shares of common stock in a best efforts offering, direct public offering, without any involvement of underwriters. The offering price is $.15 per share. The Offering will terminate within 90 days from the date of this prospectus. At our sole discretion, we may extend the Offering for up to an additional 90 days. We also have the right to terminate this Offering at any time prior to the expiration of the offering period. We will use our best efforts to sell as many shares as possible up to the maximum offering amount of 10,000,000 shares. We may accept or reject any subscription amount from any investor in our sole discretion or we may accept only part of a subscription amount. Expenses related to the Offering are estimated to be $2,000.

We will sell the shares in this Offering primarily through the efforts of our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under the 1934 Act in reliance upon Rule 3a4-1 under the 1934 Act. Mr. Joseph Curci will register as the issuer-agent in those states requiring such registration. However, we may pay commissions and expenses of up to 10% of all proceeds raised by brokers, dealers, finders or selling agents who may participate in this Offering.

Officers and directors may purchase shares in this Offering, however any such purchases will be held for investment purposes only.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers or persons exempt from such registration. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We may sell our shares in the states of Texas, Massachusetts, New York, Florida and/or outside the United States of America.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must

1. Execute and deliver a subscription agreement, and

2. Deliver a check or certified funds to us. Any subscription may be accepted or rejected, in whole or in part, in the sole discretion of management.

All checks for subscriptions must be made payable to "CORBRIDGE GROUP, INC.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for shares will be accepted or rejected within five business days after we receive them. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once Corbridge accepts a subscription, the subscriber cannot withdraw it.

BUSINESS

History and Recent Developments

We were organized under the laws of the State of Texas on March 11, 2005.  Corbridge was originally established in 2005 as Mesa Resort Development Corporation (“Mesa”), a Texas based public company listed on the OTC Pink Sheets. Through a reverse acquisition completed on March 15, 2007, Mesa acquired EIT, an established, fifteen year old, telecom sales and service provider headquartered in Sanford, Florida. The Company also purchased CableTec Business Network Solutions, Ltd., a Nova Scotia corporation, on July 1, 2007 and closed it on July 1, 2008, after approximately one year.  The Company changed its name to Corbridge Group, Inc. on May 6, 2009.  The Company incorporated two other subsidiaries in the State of Colorado, Pedernales on October 16, 2007 and Corbridge Communications, Inc. (“CCI”) on July 13, 2009.

Corbridge has identified a growing opportunity in the new electronic multi-media industry and is positioning the Company to provide an array of diversified yet complimentary products and services to the telecommunication carriers (the “Telcos”) and the business community who consume and rely on the services provided by Telcos to maintain and access information.  Corbridge plans to combine and partner EIT with its other subsidiaries in order to establish a standard of service in the areas of telephone equipment sales and installation, wireless telephone service, and real estate management.

Corbridge plans to focus on further developing opportunities in its subsidiary companies by integrating products, services and solutions to expand these market opportunities. As the demand for IP network based solutions increases, Telcos are being drawn to partner with solution providers to gain or maintain market share particularly in the business community. EIT’s established position and relationships in the Telcos’ market makes for a tremendous opportunity to import and deliver IP products, services and solutions to business customers through partnerships with regulated and unregulated telecom providers. As VOIP becomes an integrated voice solution for business it creates opportunity to acquire inter-connect companies born from deregulation in the telecom industry in the 1970’s.

This deregulation saw the rise of many companies providing digital phone systems and services to business who today struggle to transition into the world of server based  IP networks.

Corporate Overview

Corbridge Group, Inc. is a communications company providing telecommunications services to both the regulated and unregulated telephone and cable companies as well as managed IP network solutions to the SBM. Network solutions and services include VOIP, web hosting, data storage, co-location and security services to protect mission critical applications and data for enterprises and government throughout North America. Through the acquisition of our wholly-owned subsidiary, EIT, Corbridge offers a unique blend of cost effective communications/IT products, services and solutions deliverable anywhere in North America.  Through EIT, we have been in business and generating revenues since 1994.  We plan to continue generating and growing revenues and assets.

The Company relies heavily upon the sale, installation and servicing of Nokia Siemens Networks, B.V.5 telephone equipment.  Other important partners include Genband Inc.6, Pannaway Technologies, Inc.7, Encore Networks, Inc.8, TXP Corporation9, Carrier Management Systems Inc.10, Metaswitch11, and Vaonet, LLC.12  The Company performs a variety of services with these partners.  These services include, but are not limited to, the engineering, installation and service of equipment and the sale and distribution of software, equipment and other products.

During the final quarter of calendar year 2007, Pedernales purchased the debt of bondholders of The Helical Corporation, a Nova Scotia corporation, that was once publicly traded on the Toronto Venture Exchange.  Pedernales merely acts as a holding company at this time and is developing a strategic plan to develop the Pedernales assets.

On June 28, 2009, Corbridge purchased wireless telecommunications assets, including wireless telephone communications equipment and fixed assets such as radio and telephone transmission towers, from Starlight Capital Investments, LLC, a Texas corporation, dba Ulu Telecom in the State of Alaska.  These assets, acquired on June 28, 2009, were transferred by Corbridge, the parent company, to its subsidiary, Corbridge Communications, Inc. (“CCI”) on August 1, 2009.  CCI has developed a business plan to build out or acquire microcap wireless telecommunications service providers in Alaska and the Caribbean.

[5] Nokia Siemens Networks, B.V. (“NSN”) is a company incorporated in The Netherlands and formed as a merger of equals between Nokia Networks, a division of Nokia Corporation, and the telecommunications division of Siemens AG.  NSN is a multinational multi-billion dollar worldwide corporation engaged in the manufacturing and sales of state of the art telecommunications equipment, sold to both landline and wireless telecommunications service providers throughout the world. EIT provides engineering and installation services to NSN for telephone companies throughout North America, installing and servicing NSN equipment for such NSN customers and service providers as AT&T, Verizon, Sprint, and many others.

[6] Genband was formed in 1999 as General Bandwidth and is a privately held corporation located in Plano, Texas, with research and development locations in Texas, Florida, Massachusetts, and Maryland domestically and in China and Brazil internationally. Genband designs and manufactures carrier class, next generation media gateways and applications platforms for the telecommunications industry. EIT provides engineering and installation services to Genband for engineering and installation of Genband equipment to Verizon, BellSouth and over 100 of the independent operating telephone companies (“IOCs”) throughout North America. EIT also acts as a sales channel for Genband for sales of Genband equipment and software to the IOC market segment.

[7]Pannaway is owned by Enablence Technologies Inc. an Ottawa, Ontario-based company that publicly trades on the Toronto Venture Exchange.  Pannaway is a designer and manufacturer of next generation, broadband access equipment. Pannaway’s broadband access systems are sold to telecommunications providers throughout North America.  EIT is a sales and service channel for Pannaway products into the IOC segment of the North America telecommunications service provider market.

[8] Encore is a privately held company located in Chantilly, Virginia which designs and manufactures interface and signaling converter equipment for use with both satellite and terrestrial network communications. Encore also designs and manufactures converters for next generation networks converting legacy Time Division Multiplex (TDM)—which is a technique of transmitting multiple digitized data, voice, and video signals simultaneously over one communication media by interleaving pulses representing bits from different channels or time slots—signaling to IP based signaling.  EIT primarily sells and installs Encore’s SP 201 and SP 230 signaling converters. Customers currently purchasing this equipment from EIT include Verizon, CenturyLink and many other IOCs.

[9] TXP Corporation (“TXP”), located in Richardson Texas, is a company comprised of three divisions: (i) TXP prototypes:  This division provides manufacturing services for the electronics industry and is designed to provide electronics design firms a fast track to bring their products to market. (ii) TXP retrofit solutions:  This division designs and manufactures custom retrofit kits that allow telecommunications service providers to install next generation equipment in their existing remote cabinets without having to purchase expensive replacement cabinets. (iii) TXP ONT solutions: This division is formerly Siemens Optical Terminal Network group and designs and manufactures optical terminal equipment for use by telephone and cable television service providers in providing fiber to the home and fiber to the premise projects. EIT markets, sells, services and installs, TXP’s retrofit solutions and ONT products to telephone companies throughout North America.

[10] Carrier Management Systems Inc (“CMSI”), located in Abilene, Texas, designs and sells software for its network analysis & management systems (“NAMS”). The NAMS product has been installed in telephone networks throughout North and South America, Western Europe and the Caribbean. The NAMS systems allow telephone companies to collect, analyze, and track, billing and traffic data for all types of telephone networks.  EIT markets, sells, services and installs CMSI’s NAMS systems to telephone companies throughout North America.

[11]MetaSwitch is a wholly owned subsidiary of Data Connection. Metaswitch designs and manufactures, for the North American market, a family of next generation telecommunications systems. These products are sold primarily to regulated telephone companies throughout the United States.  EIT acts as a sales channel for the MetaSwitch family of products and sells and installs these products to the IOC segment of the North American regulated telephone service provide sector.

[12] Vaonet, LLC, located in Memphis, Tennessee, designs and provides its integrated monitoring provisioning reporting system (“IMPRS”) to small to medium telephone service providers throughout North America. Vaonet’s IMPRS system is marketed to the small to medium sized IOCs who provide telephone service to the rural areas of North America. The IMPRS system provides alarm monitoring and database administration capabilities to both host telephone exchanges and their dependent remote switching systems.  EIT markets, sells, installs, and services the IMPRS system to IOCs throughout North America.

[13]Annualized Wireless Industry Survey Results. CTIA-The Wireless Association. 31 Dec. 2008 <http://www.ctia.org/media/industry_info/index.cfm/AID/10316>.

Management Experience

Management is confident that their current officers, as well as the consultants and vendors they utilize at their discretion, are sufficient to execute the goals of Corbridge, and operate the business through all of its phases of production and marketing.

  Charles R. Shirley, J.D., CEO and Director.

Mr. Shirley is the CEO and Director of Corbridge

Mr. Shirley is also CEO of Aidan Capital of Houston (from 2001 to present).  Previously he was a Senior Vice-President with Native American Securities, Co., Inc. in New York, from 2001 to 2003, and also was an investment advisor with Smith Barney, Inc. (now Morgan Stanley Smith Barney) from 1996 to 2001. He has experience as an investment banker for the real estate, gaming, environmental, and oil & gas industries. He has held U.S. Federal government positions with the Departments of Justice, Interior, and Energy, from 1993 to 1996.  He received a degree in English from the University of Kansas in 1985 and a Juris Doctor from Washburn University School of Law in 1988.  Mr. Shirley serves on the Board of Directors of Window Rock Capital Holdings, Inc., and China Investment Capital Corporation. He has also served as an advisor to two U.S. Presidential campaigns first in 1996 and later in 2000.

2. Jon R. Brashear, President

Mr. Brashear is President of EIT Telecom, Inc.

Mr. Brashear began his 26 year telecom career with Stromberg-Carlson (now Nokia Siemens Networks) in 1981 following his service with the U.S. Navy.  During his career with Siemens, Mr. Brashear held several positions, including management of Siemens customer care and technical support center for the U.S. from 1999 to 2001.  In 2003, Mr. Brashear started and operated a successful telecom contracting business, OSG Communications, LLC, that provided consulting and installation services for telephone companies such as Verizon, CenturyTel, Inc., and Sprint.  Rick took over as Director of Sales and Service for EIT Telecom,

Inc. in 2005.  Since 2008, Mr. Brashear has served as the President of EIT Telecom, Inc., overseeing sales, service, and consulting activities—the position he currently holds.

  Earle G. Hickey, Director

Mr. Hickey is a Director for Corbridge.

Mr. Hickey participates in the construction industry as a contractor. Mr. Hickey owns and manages commercial real estate as well as other investment portfolios. His real estate holding company is 2219746 Nova Scotia Ltd., serving as the President and Director, since 1993 to the present.  He has also served as President and Director of Maritime Iron Inc. since 1996 to the present.  Mr. Hickey has operated the commercial construction and renovations firm Blackberry Contracting Inc since 2000 to the present.  Moreover, he has managed H & S Financial Holdings, a mortgage brokerage house, as President and director since to 2004 to the present.

  Randy R. Mullins, C.P.A., CFO and Director

Mr. Mullins is the CFO and Director for Corbridge.

Mr. Mullins has experience in a wide variety of business environments. He has been Chief Operating Officer for a multi-location, integrated home health agency, Home Health Concepts.  For seven years, he was employed by British Petroleum Co. (now BP plc), most recently as an expat in their Caracas, Venezuela office, acting in a finance manager capacity for Venezuela and Mexico.  He has been Chief Financial Officer to health care entities Ultimate Home Healthcare and Alliance Radiology, and has performed in the capacity of independent consultant to various companies in different industries, including Service Corporation International, Gastar Exploration, and Vinland Energy.  Mr. Mullins received his degree in accounting from Texas Tech University in 1975 and is also a C.P.A.

  Joseph Curci, Director

Mr. Curci is a Director for Corbridge.

Mr. Curci started his career in 1987 working for Shearson Lehman Brothers (now Morgan Stanley Smith Barney) where he held various managerial positions in the operational side of the brokerage firm.   He went on to work in the investment banking side of the business where he served on the board of a number of companies, including JPC Advisory Services (Principal owner), from 1997 to 2000, ProfitXchange (Principal Partner) 1997 to 1999, and director of Healthway Shopping Network 2008. Currently, Mr. Curci is a director for Window Rock Capital Holdings Inc. (2005-present), and a director of Pioneer Holdings, Inc (2004-present). He received his Bachelor of Arts in Banking & Finance from Hofstra University 1995 and earned his M.B.A. in International Business from Wagner College in 1996.

  Rosalia Miray, Director

Ms. Miray is a Director for Corbridge.

Ms. Miray was appointed a Board of Directors member of the Bennett Yarger Group in February 2008. She obtained a BA in International Affairs from the American University of Paris, France in 2001 and studied international law at the University of Salzburg, Austria. From 2001 to 2003, Ms. Miray has worked as a vice president for the International Chamber of Commerce and later from 2005 to 2006 was the vice president of Urban Equities, a property management firm in New York. Since 2005 to the present, she currently works for Bennett Yarger Associates as a managing director for it management consulting and executive search division. Rosalia is fluent in English, Spanish, and French.

Industry Overview

Changes in regulation, advancing technology and rising costs are forcing the communications /IT industry to reposition, retool and rethink how it does business. The number of wireless subscribers has grown significantly from about 33.8 million in December 1995 to 270.3 million in December 2008.13

Telephone companies are entering the television business and cable companies are entering the phone business. Both are rapidly expanding their wireless and wireline IP networks to include VOIP, data, video and internet protocol television services as well as increasing IP based business services.

Market forces and advancing technology are also driving industry changes. As enterprises seek to take advantage of increasing IP network capacity and smaller, faster data processing equipment they are moving to relocate and reposition how corporate data, voice and video is delivered, stored and accessed.

Competition

NorthStar Communications Group, Inc. (“NorthStar”), WPCS International Incorporated (“WPCS”), and Telephone Switching International, Inc. (“Telephone Switching”) are three main competitors to EIT.  These three companies are similar in nature to EIT in that they work in the same segment of the telecommunications industry.  However, each has different strengths and weaknesses. NorthStar is well capitalized, but focuses on outside the plant installation of telephone equipment—which tend to be larger projects. Telephone Switching focuses more on telephone battery plant systems. EIT focuses more on actual switches.  WPCS has a focus on large infrastructure systems and has a contractual relationship with Motorola to provide equipment in the wireless sector of telecommunications.  Also, WPCS focuses a large part of its resources on electrical power production, which is not an EIT line of business.

NorthStar, based in Birmingham, Alabama, provides telecommunications infrastructure design and engineering, including project management, network installation, and maintenance for both cable broadband and wireless communications networks. It also supplies contract and permanent technical staff such as engineers, inspectors, project managers, switch technicians, and inspectors. NorthStar is a subsidiary of AFL Network Services of Spartanburg, South Carolina.

WPCS is based in Exton, Pennsylvania. It designs and installs broadband wireless and specialty communications systems. WPCS builds mobile wireless networks, video security systems, and other communications systems.

Telephone Switching is based in Milan, Tennessee.  It offers a range of engineer, furnish, and install services and well as testing and maintenance capabilities.  Telephone Switching is also a distributor of new and used telecommunications equipment.

Employees

As of the date hereof, the Company has three (3) employees who serve as officers and directors.  We have fourteen (14) employees that are located primarily in the South and Midwest part of the United States.  Those locations include: Texas (4), Florida (5), Missouri (2), and one each in Kansas, Indiana, and Arizona. Most of our employees have over twenty years experience with leading telecommunications companies such as Nokia Siemens Networks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

General

Corbridge purchased EIT Telecom, Inc. in 2006.  Our financial performance for 2006 was approximately $2.2 million.  Our focus in 2007 was to diversify our client base—to sell beyond our traditional base in the telecommunications sector.  Our efforts to diversify our client base, in 2007, led to total revenue of $2.35 million and a gross profit of $1,132,647.  In 2008, the Company acquired a Nova Scotia-based IT networking firm, CableTec Business Solutions Ltd. (hereinafter “CableTec”).  We changed the name of CableTec to Travana Networks (Canada), Inc. (hereinafter “Travana Canada”).  The Travana Canada transaction was executed with the goal to grow revenues through acquisition.

As a result of the acquisition in 2008 the Company did grow the gross revenue to approximately $3.574 million.  However, even though we grew the top line number by approximately fifty-two percent (52%) in 2008, we did suffer on-going operating losses at Travana Canada, leading to the Company’s net profit declining to $661,901, a forty-one and one half percent (41.56%) decrease in gross profit.  The Company’s management decided that the on-going month over month net operating losses at the newly acquired subsidiary, Travana Canada, could not be satisfactorily repaired (and management believed that cash flow could be better utilized in other areas of the Company) and therefore Corbridge management chose to close the Travana Canada office and cease operations in Nova Scotia completely.

Plan of Operations

Going forward over the next eighteen (18) months, the Company’s management has decided to focus on growing overall gross revenue through a series of initiatives.  We will be growing revenues internally by providing better service to our current book of telecom clients and providing new products and services to them.  Since our current book of business includes some of the leading companies in the telecom sector, we believe that our current client base will profit from our telecom consulting expertise and new product offerings such as 24/7 service maintenance contracts.

Also, the Company created a new subsidiary, Corbridge Communications, Inc. (“CCI”), who will provide wireless communications to highly remote areas such as parts of Alaska, Canada, and the Caribbean.  The Company acquired the assets of Houston, Texas-based Starlight Investments, Inc. dba ULU Telecom, which had developed a wireless Internet service in Hoonah, Alaska.  The Company believes there is a market for wireless service in hard to reach areas.  The costs of technology implementation in remote areas have fallen significantly with the development of new technologies.  However, because of the remote locale and spare population bases where business will be developed, it is still not cost effective for large telecommunications providers to develop these markets.  But Corbridge, through CCI, can develop these markets because we can provide the infrastructure and service at a greatly reduced cost basis.

And finally, the Company will pursue appropriate acquisition candidates in either the telecom service industry or the wireless telecommunications industry.

Costs and Resources

Cost and Expenses:

Our major costs consist of: (1) payroll expenses, (2) sales-related, such as travel, expenses, (3) shipping, and (4) telecom equipment purchases. For the period from January 1, 2009, through June 30, 2009, these costs totaled $860,239.92.

A breakdown percentage-wise of the Company’s costs and expenses is outlined below:

Sources of capital:

Our main source of capital is from internal cash production through our telecommunications switch equipment sales and charges for the labor required to install the equipment.  Revenue from these two sources equals $1,016,895.89 for the period January 1, 2009, through June 30, 2009.

The Company believes that its current capital resources and funding will enable it to maintain its current and planned operations through the next twelve (12) months. The Company intends to further develop its product line and expand its client base.  The Company anticipates, however, that it will need to raise additional capital in order to sustain and grow its operations over the next several years.

To the extent that the Company's capital resources are insufficient to meet current or planned operating requirements, the Company will seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has no current arrangements with respect to, or sources of, such additional financing and the Company does not anticipate that existing shareholders will provide any portion of the Company's future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company.

The above could be a direct result in the unlikely event of any of the following. One, the company’s credit rating were to fall.  Second, the company experiences sudden inordinate cash outflows.  Lastly, the company’s internal control structure breaks down.  These events are only hypothetical and are baseless given the company’s current operating position

Equity and Capital Resources

To date, we have funded our operations through short-term debt. From inception, we have borrowed the following amounts:

Note payable to 3104967 Nova Scotia Limited with interest at 15% and no collateral. Due November 7, 2007.	$426,168

Note payable to 3104967 Nova Scotia Limited with interest at 10% and no collateral. Due November 7, 2007.	31,133

Note payable to Earle Hickey Consulting Services, Inc. with interest at 10% and no collateral. Quarterly payments of $27,991 beginning June 30, 2007.	171,177

Note payable to T.R. Adams Consulting Services, Inc. with interest at 10% and no collateral. Quarterly payments of $27,991 beginning June 30, 2007.	147,177

Note payable to Cable Tec with no interest, term or collateral.	83,604

Note payable to ITN with no interest, term or collateral.	71,433

Note payable to Earl Hickey Consulting with no interest, term or collateral.	10,265

940,957
Less Current Maturities	940,957
Line of Credit—Bank of America for $100,000 and interest rate of 7.50%	57,000
Long-Term Debt	$ -

We expect our expenses will continue to increase during the foreseeable future as a result of increased operational expenses. Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse affect on our anticipated results from operations and financial condition. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate. As of the date of this prospectus we did not have any commitments from any source to provide additional capital. Even if we are able to secure outside financing, it may not be available in the amounts or the times when we require. Furthermore, such financing would likely take the form of bank loans, private placement of debt or equity securities or some combination of these. The issuance of additional equity securities would dilute the stock ownership of current investors while incurring loans, leases or debt would increase our capital requirements and possible loss of valuable assets if such obligations were not repaid in accordance with their terms.

Off-balance Sheet Arrangements

Since our inception through October 28, 2009, we have not engaged in any off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Our corporate and operational offices are located at 11811 North Freeway, Suite 500, Houston, Texas 77060-3287, where we lease office space. We maintain office space for EIT at 3971 Saint Johns Parkway, Sanford, Florida 32771-6373. We believe these spaces are currently adequate and we have no plans to move to expanded office space.

LEGAL PROCEEDINGS

The Company is involved in a lawsuit with a former President of its subsidiary, EIT, for breach of contract.  The Company finds no merit to the lawsuit and intends to file all appropriate causes of action and other counterclaims and aggressively pursue its legal rights.  Additionally, the Company is involved in a lawsuit with an individual who also claims breach of contract concerning a potential employment contract that never materialized.  Once again, the Company finds no merit to that lawsuit, plans to countersue the individual, and intends to vigorously defend itself.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Board of Directors currently consists of five members. Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors. Our current directors and executive officers are:

Name	Age	Position	Year Appointed

Charles R. Shirley	47	Chief Executive Officer and Director	2005
Jon R. Brashear	46	President of EIT	2008
Randy R. Mullins	53	Chief Financial Officer and Director	2007

Earle G. Hickey	62	Director	2007
Joseph Curci	46	Director	2009

Rosalie Miray	27	Director	2008

Board Committees

Audit committee

The audit committee of our Board of Directors is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. Our audit committee consists of Mr. Randy R. Mullins, CPA, who serves as chairman, and Mr. Charles R. Shirley.

Compensation and Nominations Committees

We currently have no compensation or nominating committee or other board committee performing equivalent functions. Currently, all members of our Board of Directors participate in discussions concerning executive officer compensation and nominations to the Board of Directors.  The Board of Directors consists of five (5) individuals that all have various conflicts between their own interests and the interests of the Company as a whole.  None of our Directors are independent.

Code of Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics applicable to our directors, officers and employees, in accordance with applicable federal securities laws.

EXECUTIVE COMPENSATION

The following table sets forth the compensation of our Chief Executive Officer during the last two calendar years ended December 31, 2008 and 2007. No officers or directors received annual compensation in excess of $180,000 during the last two completed fiscal years.

Summary compensation table

Annual Compensation				Long Term Compensation
				Awards		Payout
Year	Salary	Bonus($)	Other Annual Compensation($)	Restricted Stock Award(s)	Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation

2008	$171,000	0.00	0.00	$150,000	0.00	0.00	0.00
2007	$161,000	0.00	0.00	$25,000	0.00	0.00	0.00

Beginning November 1, 2008, the Company changed the method used to calculate the compensation of the Chief Executive Officer.  The Company lowered the payout of the base salary significantly, from $171,000 a year to $91,333 a year, a forty-seven percent (46.58%) decrease in base salary for the Chief Executive Officer.  But the Company increased performance-based and long term compensation packages for the Chief Executive Officer to encourage management to place more emphasis on long term goals and developing shareholder value.  Under the structure from 2001 to 2007, the Chief Executive Officer received his monthly base salary whether the Company was operating with a net positive monthly cash flow or not. Going forward, the Chief Executive Officer will receive a base salary but the annual bonus will not be rewarded if the Company does not operate in the black ten (10) out of twelve (12) months of the fiscal year.  In addition, the Company decided that part of the Chief Executive Officer’s compensation include a restricted stock award to encourage the Chief Executive Officer to maximize shareholder value.

In the years 2007 and 2008, the Company paid all of the officers a combination of base salary, bonus, and restricted stock awards.  For the Fiscal Year 2007, the total amount of compensation, both annual and long term, was $210,000.  The annual compensation paid out in 2007 equals $185,000.  For the Fiscal Year 2008, the total amount of compensation, both annual and long term, was $411,000.  The annual compensation paid out in 2008 equals $211,000.  The Company’s officers, the Chief Executive Officer, the President, and the Chief Financial Officer, compensation falls within the norms of comparable senior officers of companies of the same size and industry as the Company.

As our business progresses and grows, we expect to hire and begin paying salaries to other officers. We also expect to hire on more part-time and two more full-time employees and add two more people to our group of outside consultants who will be paid compensation and consulting fees.

Employment Agreements

The Company has in place employment agreements with its three senior officers and the Company’s directors.  The Company has negotiated a five (5) year employment agreement with Charles R. Shirley, J.D. to act as Chief Executive Officer for a $250,000 salary, with a cash bonus per year based upon one percent (1%) of the gross revenue of the Company for the year.  Moreover, Shirley will receive 500,000 restricted shares of the Company’s Class “A” common stock per quarter.  The restricted common stock is subject to not only to a regulatory required six month restriction period, but the common stock shares are also subject to a long term vesting schedule.

The Company has negotiated a five (5) year employment agreement with Randy R. Mullins to be the Company’s Chief Financial Officer.  The Company has committed to a $43,000 yearly salary.  Additionally, Mullins will receive 300,000 restricted shares of the Company’s Class “A” common stock per quarter.  The restricted common stock is subject to not only to a regulatory required six month restriction period, but the shares are also subject to a long term vesting schedule over a three year period.

The Company has negotiated a two (2) year employment agreement with Jon R. Brashear to be the Company’s President of EIT Telecom, Inc.  The Company has committed to a $100,000 yearly salary for Brashear with a bonus of one percent (1%) of gross revenue above forecast or a bonus of one and one half percent (1.5%) of gross profit above forecast. Additionally, Brashear will receive 100,000 restricted shares of the Company’s Class “A” common stock per quarter.  The restricted common stock is subject to not only to a regulatory required six month restriction period, but the shares are also subject to a long term vesting schedule.

Stock option plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities. However, we intend to adopt an incentive and non-statutory stock option plan in the future.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director's compensation

At present we pay our directors for attending meetings of our Board of Directors, although we expect to adopt a director compensation policy by the end of the current year.  The directors are each paid twenty five thousand (25,000) restricted shares of the Company’s Class “A” common stock per quarter which is also subject to a long term vesting schedule.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of September 18, 2009 the ownership of our common stock by each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge we have listed all individuals that fall within the stated parameters and the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There is no known pending or anticipated arrangements that may cause a change in control.

		Percentage of Outstanding Class “A” Common Stock
			After Offering
Name and Address of Beneficial Owner	Shares Beneficially owned	Prior to offering	Minimum	Maximum
Charles R. Shirley(1)	26,169,656	19.149%	19.149%	19.149%
Joseph Curci(2)	3,848,100	2.816%	2.816%	2.816%
Randy R. Mullins(3)	3,080,566	2.254%	2.254%	2.254%
Earle G. Hickey(4)	15,852,566	11.600%	11.600%	11.600%
Rosalia Miray(5)	38,570,000	28.223%	28.223%	28.223%
Jon R. Brashear(6)	610,000	0.446%	0.446%	0.446%
TOTAL	88,130,888	64.489%	64.489%	64.489%

(1)	Charles R. Shirley 11811 North Freeway, Ste 500, Houston, Texas 77060-3287 USA

(2)	Joseph Curci 11811 North Freeway, Ste 500, Houston, Texas 77060-3287 USA

(3)	Randy R. Mullins 11811 North Freeway, Ste 500, Houston, Texas 77060-3287 USA

(4)	Earle G. Hickey 80 Raddall Ave, Dartmouth, Nova Scotia B3B 1T7 CANADA
(5)	Rosalia Miray 150 Blackfriars Road, London, England SE1 8BA UK
(6)	Jon R. Brashear 11811 North Freeway, Ste 500, Houston, Texas 77060-3287 USA

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, Aidan Capital Management, LLC, a Delaware limited liability company, which is controlled by Charles R. Shirley, Corbridge’s Chief Executive Officer, lends cash to the Company to meet short-term obligations.  The loans are always “no term, no collateral” loans.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 400,000,000 shares of Class “A” common stock, $0.001 par value per share, of which 136,659,987 shares are issued and outstanding as of September 18, 2009.  The Company’s common stock consists of “A” common stock shares and “B” common stock shares. “A” common stock shares are participatory and they have voting rights. Each vote may be done in person or by proxy. “B” common stock shares are non-participatory and they have voting rights only.  “B” common stock shares vote in a ratio of 500 to 1 in relation to “A” common stock shares.  We have authorized 10,000,000 shares of Class “B” shares and 800,000 shares of Class “B” shares issued and outstanding.  All issued and outstanding Class “B” shares are held by the Company’s Chief Executive Officer.

The holders of shares of our Class “A” common stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors. At the completion of this Offering, assuming the maximum shares are sold, the officers and directors at that time will beneficially own approximately sixty-five percent (64.5%) of the outstanding shares of our Class “A” common stock. Accordingly, after completion of this Offering, our present stockholders will be in a position to control all of our affairs and elect all of our directors.

Preferred Stock

We are authorized to issue one hundred million (100,000,000) shares of preferred stock, $0.001 par value per share. We have no preferred stock issued or outstanding.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our common stock and a regular trading market may not develop, or if developed, may not be sustained. Unless and until a trading market exists, a stockholder in all likelihood will not be able to resell his or her securities should he or she desire to do so. While we will endeavor to have our common stock listed for trading on the OTCBB, there is no assurance that we will be able to do so. We have engaged Spartan Securities Group, Inc. (“Spartan”) to be our sponsoring market maker.

The process for listing a company's shares for trading on the OTCBB requires a market maker to file a listing application with the NASD on our behalf. The application is reviewed by the NASD and may or may not be approved. The process of seeking OTCBB listing can take 60 days or more to complete and any listing is contingent on the NASD approving our application. If our application is approved, the NASD will assign us a trading symbol which will then become listed and quoted on the OTCBB. Being listed on the OTCBB will facilitate buyers and sellers to consummate purchases and sales of our stock as well as allowing the market price to adjust to reflect current valuations of our business. Spartan filed such listing application immediately following the initial filing of this Form S-1.

Penny Stock Considerations

Our common stock will be deemed to be "penny stock" as that term is generally defined in the 1934 Act to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

  Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
  Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

  Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and
  Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

Common Stock Currently Outstanding

As of September 18, 2009, much of our currently outstanding shares (136,659,987) consisted of restricted common stock. Of this amount 50,125,316 shares are eligible for resale pursuant to Rule 144 of the Securities Act. We are not registering any shares for sale currently held by stockholders in this prospectus nor do we have any plan or commitment to register such shares on behalf of any such stockholder in the future.

Holders

As of October 30, 2009, we had 164 stockholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain future earnings, if any, for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Stockholders

We are not currently subject to the information and reporting requirements of the 1934 Act but will begin to file periodic reports and other information with the SEC at the conclusion of this Offering. We intend to send annual reports to our stockholders containing audited financial statements.

Transfer Agent

Island Stock Transfer, located at 100 Second Avenue South, Suite 705S, Saint Petersburg, Florida 33701-4307 is the registrar and transfer agent for our common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws, subject to the provisions of Texas Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the shares offered under this registration statement is being passed upon by Nannarone & McMurdo, LLP, 501 Madison Avenue, Suite 501, New York, New York 10022-5625.

EXPERTS

Our financial statements for the fiscal years ending June 30, 2008, 2007 and 2006 included in this prospectus have been so included in reliance on the report of Van Wassehnova & Associates, 804 West Dallas Street, Suite 11, Conroe, Texas 77301-2248, independent auditors, given on that firm's authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 21-102795) under the Securities Act regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC are available at the SEC's website.

We intend to make available to our stockholders annual reports (on Form 10-K) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-Q) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

Corbridge Group, Inc.

11811 North Freeway, Suite 500

Houston, Texas 77060-3287

(832) 225-1372 (o)

(832) 201-0892 (f)

http://www.corbridgegroup.com

http://www.eittelecom.com

Financial statements

CORBRIDGE GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Travana Networks Incorporated

Spring, TX

FINANCIAL STATEMENTS

9 Months Ended March 31, 2009 Unaudited

FY 2007 and 2008 AUDITED

CORBRIDGE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
FOR THE PERIODS ENDED
		Audited	Audited	Unaudited
June 30, 2007	June 30, 2008	March 31, 2009
Assets
	Current Assets
	Cash	$17,553	$63,106	$18,525
	Accounts Receivable	275,920	275,730	241,281
	Inventory	56,197	58,879	36,364
	Prepaid Expenses	6,840	47,024	355,288
	Other Current Assets		10,972	3,089
				0
	Total Current Assets	$356,510	$455,711	$654,546

	Other Assets
	Other Assets		$ -
	Goodwill	$500,840	400,840	325,840
	Note Receivable	125,000	125,000	125,000
				0
	Total Other Assets	$625,840	$525,840	$450,840

	Property, Plant and Equipment Net	$13,291	$41,363	$7,171

Total Assets		$995,641	$1,022,914	$1,112,558

Liabilities
	Current Liabilities
	Accounts Payable and Accrued Liabilities	$484,811	$424,567	$283,330
	Line of credit	94,315	62,267	52,175
	Current Portion Long-term Debt and Capital Leases	-	940,957	775,655
	State taxes payable	61,762	113,578	118,605
	Stock subscriptions payable	22,750	8,236	7,750
	Interest payable	12,788	162,577	207,492

	Total Current Liabilities	$676,426	$1,712,181	$1,445,008

	Long Term Debt and Leases Payable	$1,146,163	$ -

Total Liabilities		$1,822,589	$1,712,181	$1,445,008

Equity
	Common Stock	$88,988	$92,698	$94,636
	Preferred Stock		274,147	0
	Additional Paid-in-capital	1,029,251	3,156,588	3,767,984
	Retained Earnings	-1,945,187	-4,212,699	-4,195,070
31

Total Equity		($826,948)	($689,267)	($332,450)
Total Liabilites and Equity		$995,641	$1,022,914	$1,112,558

CORBRIDGE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIODS ENDED

		Audited	Audited	Unaudited
Twelve Months Ended	Twelve Months Ended	Nine Months Ended
		June 30, 2007	June 30, 2008	March 31, 2009
Revenues
Sales Revenue		$2,350,264	$3,574,290	$495,325

Total Revenues		$2,350,264	$3,574,290	$495,325

Cost of Goods Sold		1,217,617	2,912,389	266,865

Gross Profit		$1,132,647	$661,901	$228,460

General and Administrative		$2,031,050	$2,125,614	$255,801
Deprectiation and Amortization		5,003	578,313	1,502
Interest Expense			-
Taxes Other			-

Operating Income		($903,406)	($2,042,026)	($28,843)

Other Expenses
Interest		$31,381	$125,486	$21,296
Amortization of Goodwill		1,000,000	100,000	25,000

Total Other Expenses		$1,031,381	$225,486	$46,296

Net Loss		($1,934,787)	($2,267,511)	($75,139)

CORBRIDGE GROUP, INC. & SUBSIDIARIES
Consolidated Statement of Shareholders' Equity

	June 30, 2007	Changes	June 30, 2008	Changes	March 31, 2009

Retained Earnings	$ (10,400)	$ -	$ (3,678,459)	$ -	$ (3,678,459)
Net Loss	(1,934,787)	(2,267,511)		(516,610)	(516,610)

Total Retained Earnings (Deficit)	(1,945,187)	(2,267,511)	(3,678,459)	(516,610)	(4,195,069)

Common Stock	88,988	3,710	92,698	1,938	94,636

Preferred Stock	-	274,147	-		-

Additional Paid in Capital	1,029,251	2,127,337	3,156,588	611,395	3,767,983

Total Shareholders' Equity	$ (826,948)	$ 137,683	$ (429,173)	$ 96,723	$ (332,449)

CORBRIDGE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the
	Audited	Audited		Unaudited
Twelve Months Ended	Twelve Months Ended		Nine Months Ended
	June 30, 2007	June 30, 2008		March 31, 2009

Operating Activities:
Net Income	($1,934,787)	($2,267,511)		($516,610)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation	5,003	578,313		1,502
Amortiztion	1,000,000	162,113		75,000
Compensation Paid by Issuance of Stock				241204
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	72671	190		34449.48
(Increase) decrease in prepaid expenses	-4,355	-51,156		-334,790
(Increase) decrease in inventory	31,064	-2,682		55,790
(Increase) decrease in other current assets	32543
Increase (decrease) in accounts payables and accrued liabilities	534,398	75,031		215,040
Increase (decrease) in taxes payable	28,280	51,816		5,027

Net cash used by operating activities	($235,183)	($1,453,887)		($223,388)

Cash Flows from Investing Activities
Goodwill investment in subsidiary	-817461
Investment in note receivable	-126945
Acquisition of property and equipment	($652)	($668,499)		$1,932
Proceeds from debt	114,815	-32,048
Other	-
				1931.583813
Net cash used in investing activities	($830,243)	($700,547)

Financing Activities:
33
Proceeds from issuance of common stock	$1,087,839	$2,131,047		$372,129
Proceeds from issuance of preferred stock		274,147
Proceeds from long term debt	-
Payments on long term debt	-	-1,146,163		-175,394
Net cash provided by financing activities	$1,087,839	$1,259,031		$196,735

Net increase (Decrease) in cash and cash equivalents	22,413	-895,403		-24,721

Cash and cash equivalents - beginning of period	-4,860	17,553		43,246

Cash and cash equivalents - end of period	$17,553	($877,851)		$18,525

TRAVANA NETWORKS, INC. AND SUBSIDIARIES

Notes to the Financial Statements

June 30, 2008

Note 1 - Organization and Business

Travana Networks, Inc (the Company), a Texas corporation, is a privately owned telephone equipment sales and installation company with its principal offices in Spring, Texas, with a subsidiary office in Sanford, Florida. The core business of the Company is communications/IT infrastructure company that provides telecommunications services to both the regulated and unregulated Telephone and Cable companies as well as managed IP networks including VOIP, web hosting, data storage, co-location and security services to protect mission critical applications and data for enterprises and government throughout North America.  The Company's success is based upon offering a unique blend of cost effective communications/IT products, services and solutions deliverable anywhere in North America.

Note 2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include money market accounts and highly liquid investments with an original maturity of three months or less.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits.  The Company has not experienced any losses in such accounts and management believes that it is not exposed to any significant credit risk for cash.

Principles of Consolidation

The accompanying consolidated financial statements present the consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of Travana Networks, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Inventory

Inventory consists of telephone switching and networking equipment.  It is valued at the lower of cost or market value at June 30, 2008.

Revenue Recognition

Revenues consist of sales and installation of Telephone Company switching and networking equipment. The Company records sales upon delivery of the product and acceptance by the customer.

Advertising

The Company's policy is to expense advertising costs as incurred and amounted to $1,079 for 2008.

Property, Plant and Equipment

Property, plant and equipment are depreciated over their expected useful lives using the straight-line method. Maintenance and repairs that do not extend the life of assets are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized. Property, plant and equipment consist of the following:

      Computer equipment       $219,361

      Office furniture and equipment          59,456

      Software & licenses         127,965

      Development costs           36,176

      Contracts           59,250

      Tools            28,796

      Other            26,427

                                                         580,171

Less-Accumulated depreciation       (538,808)

Property, plant and equipment, net           $41,363

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from balances outstanding at year-end. Based on the Company's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

Income Taxes

The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized differently for financial reporting and tax reporting purposes. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates and laws in effect in the years in which the differences are expected to reverse. Deferred income tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided. At June 30, 2008, no deferred income tax assets or liabilities have been recorded.

Note 3 - Subsidiaries

The following parent/subsidiary relationship exists:

            Travana Networks, Inc.

              EIT, Inc.

              Pedernales River Capital Holdings, Inc.    Travana Networks (Canada), Inc. (55%)

EIT, Inc.

100% of EIT, Inc was acquired on July 1, 2006. The acquisition cost was $837,461 and the book value of EIT, Inc. at that time was negative $663,379.  This resulted in goodwill of $1,500,840.  During the years ended June 30, 2007 and June 30, 2008, $1,000,000 and $100,000 respectively was amortized as impairment losses.

Pedernales River Capital Holdings, Inc.

Travana Networks Inc created a Colorado subsidiary called Pedernales River Capital Holdings, Inc. (hereinafter “Pedernales”) on October 16, 2007.  Pedernales is acting as a holding company for certain financial instruments purchased by Travana in 2007 and 2008.

Travana Networks (Canada), Inc.

Travana Networks, Inc. acquired a Nova Scotia company called Travana Networks (Canada), Inc. on July 1, 2007.  Travana Networks (Canada), Inc. was in the information networking business essentially in the provinces of Nova Scotia, Prince Edward Island and New Brunswick, Canada.

Note 4 - Commitments and Contingencies

Operating Leases

The Company leases office space in its various locations which are accounted for as operating leases. Rent expense amounted to $12,263 for the year ended June 30, 2008.      Year ending December 31,

      2009         $49,121

      Total         $49,121

Claims

The Company is periodically involved in various claims and other actions arising in the ordinary course of business.  Management is not aware of any asserted or unasserted claims that will have a material adverse effect on the financial position or results of operations of the Company.

Going Concern

As indicated in the accompanying financial statements, the Company showed a net loss of $2,267,511 during the year ended June 30, 2008.  As of that date, the Company's current liabilities exceeded its current assets by $1,256,468 and its total liabilities exceeded its total assets by $689,265.  Those factors create an uncertainty about the Company's ability to continue as a going concern.  Management is developing a plan to reduce its liabilities through obtaining additional capital.  The ability of the Company to continue as a going concern is dependent on acquiring this additional capital.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 5 - Retirement Plan

Beginning in January 2006, the Company established a Simple IRA plan to replace the existing 401(k) plan. In order to participate, an employee must have had to have completed one month of service.  The Company matched up to 3% of an employee's salary up to the maximum amount allowed by law and could make an additional contribution for the plan year.  The Company cost for 2008 was $39,749.

Note 6 - Stock

Travana Networks, Inc. has authorized 400,000,000 shares of common stock with a par value of $0.001.  As of June 30, 2008, 92,406,875 shares are outstanding.

Travana Networks, Inc. has issued 4,790 Class A Preference Shares with a par value of $100 to several individuals as part of the purchase of Travana Networks (Canada), Inc. During the year ended June 30, 2008, the Preference Shares were issued in Travana Networks (Canada), Inc. subsidiary, not in the Texas parent corporation.

Note 8 - Line of Credit

The Company maintains a line of credit with Bank of America for $100,000.  It is collateralized by accounts receivables and bears an interest rate of 7.50%.

Note 9 - Subsequent Event

On July 1, 2008, the management and directors of the Company decided to: (1) cease operations of the Travana Networks (Canada), Inc. subsidiary, (2) divest itself of the subsidiary, and (3) terminate the Nova

Scotia company.  The Company took this action in light of the subsidiary's inability to maintain positive cash flows.  The Company determined that it would maintain capital for the benefit of positive cash flow operations in EIT, Inc.

Until 90 days after the date when the securities are sold, all dealers effecting transactions in the shares, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

10,000,000 Shares

Corbridge Group, Inc.

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant is a Texas corporation and the provisions of the Texas General Corporation Law will be applicable to the indemnification the Registrant offers to its officers, directors and agents. In its Articles of Incorporation, as amended, the Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Registrant’s By-laws, to the fullest extent permissible by the Texas General Corporation Law or other applicable laws. In its By-laws the Registrant indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

      Under the Articles of Incorporation, the By-laws, and the Texas General Corporation Law, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant’s consummation of a business combination, including such consummations wherein the Registrant is merged into or reorganized as a new entity.

      The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Texas General Corporation Law and also the Registrant’s Articles of Incorporation and By-laws, filed herewith as exhibits.

ITEM 25.   EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following are our expenses related to our initial public offering:

$
Securities and Exchange Commission Registration Fee	$ 83.70
Legal Fees	$30,000.00
Accounting Fees	$12,000.00
Printing and Engraving	$ 0.00
Blue Sky Qualification Fees and Expenses	$ 1,000.00
Transfer Agent Fee	$ 500.00
Miscellaneous	$ 0.00

TOTAL	$43,583.70

* Estimated

ITEM 26.   EXHIBITS

26.1 (1)	Articles of Incorporation

26.2 (2)	By-laws

38
26.3 (3)	Opinion of Nannarone & McMurdo, LLP

26.4 (4)	Consent of VanWassehnova & Associates, CPAs, Independent Registered Public Accounting Firm

26.5(5)	Consent of Nannarone & McMurdo, LLP (included in Exhibit 26.3)

(1)	March 11, 2005
(2)	March 30, 2006
(3)	Includes Consent of Nannarone & McMurdo, LLP
(4)	October 28, 2009
(5)	See Exhibit 26.3
(6)

ITEM 28.   UNDERTAKINGS

            UNDERTAKINGS

      The Registrant undertakes:

1.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1.   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding
39

(iii)	Include any additional or changed material information on the plan of distribution.

2.   That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

4.   The undersigned Registrant hereby undertakes that:

A.   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the Offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.	The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

B. That for the purpose of determining liability under the Securities Act to any purchaser:

      Since the small business issuer is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

“Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.”

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Houston, Texas, on November 2, 2009.

CORBRIDGE GROUP, INC.

By:	/s/ Charles R. Shirley
Charles R. Shirley, Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Charles R. Shirley	Dated: November 2, 2009
Charles R. Shirley
Chief Executive Officer and Director

/s/ Randy R. Mullins	Dated: November 2, 2009
Randy R. Mullins
41
Chief Financial Officer and Director

/s/ Earle G. Hickey	Dated: November 2, 2009
Earle G. Hickey
Director

/s/ Joseph Curci	Dated: November 2, 2009
Joseph Curci
Director